Exhibit 10.2

LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of May 2, 2011 by and between GLOBAL COMPANIES LLC and its affiliates (collectively, “Licensor”), and ALLIANCE ENERGY LLC and its affiliates (collectively, “Licensee”).

WHEREAS, Licensor owns the service mark and trade name “Global” and all names, marks, designs, name styles and logos associated therewith (collectively, the “Mark”); and

WHEREAS, Licensor has agreed to grant Licensee a royalty-free license to use the Mark in connection with certain of Licensee’s retail gasoline and convenience store locations (collectively, the “Sites”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  GRANT OF LICENSE.

(a)        Licensor grants to Licensee a non-exclusive royalty-free license to use the Mark in connection with the conduct of its existing business at the Sites.  Licensee acknowledges that nothing herein shall give it any right, title, or interest in the Mark except as otherwise expressly provided in this Agreement.

(b)        Licensee may sublicense the use of the Mark at the Sites to third parties to whom Licensee sells gasoline, diesel and related products for retail sale to the public; provided, however, Licensee may not assign any of its rights hereunder to any third party without the prior written consent of Licensor, which consent shall not be unreasonably withheld.

2.  QUALITY STANDARDS.  Licensee agrees that the nature and quality of services rendered by Licensee in connection with its use of the Mark shall conform to reasonable standards set from time to time by Licensor; provided, however, that such standards shall be no more rigorous than those observed by Licensee in connection with its business at each of the Sites as of the date hereof.  If Licensee grants any sublicenses to use the Mark as permitted by Section 1(b) of this Agreement, Licensee shall cause its sublicensees to conduct their business in accordance with such standards.

3.  FORM OF USE.  Licensee agrees to use, or to cause any of its sublicensees to use, the Mark only in the form and manner and with appropriate legends as prescribed from time to time by Licensor.  Notwithstanding the foregoing, Licensee and its sublicensees may use their own service marks, trademarks and trade names in connection with the business at each of the Sites provided that the Mark is not combined in any manner with such marks or altered in any way.

4.  TERM AND TERMINATION.  This Agreement shall endure for a period commencing on the date hereof and terminating on April 30, 2012 (the “Term”).  Upon the expiration of the Term, Licensee agrees to discontinue, and to cause its sublicensees to discontinue, all use of the Mark.

5.  GOVERNING LAW.  This Agreement will be governed by and construed in accordance with laws of the Commonwealth of Massachusetts.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

GLOBAL COMPANIES LLC		ALLIANCE ENERGY LLC

By:	/s/ Thomas J. Hollister	By:	/s/ Andrew Slifka
Name:	Thomas J. Hollister		Name:	Andrew Slifka
Title:	Chief Operating Officer and		Title:	President
Chief Financial Officer